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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

MATTHEW WAYNE MYERS

(Exact name of registrant as specifed in its charter)

ATLANTA ###-##-####

(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identif cation No.)

302 OAKWOOD DRIVE DUNCANVILE, TEXAS 75137

(Address of principal executive offces) (Zip Code)

214-912-1157

Registrant’s telephone number, including area code

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered

SS TRUST ####-##-#### / 449419735 / F47862409 Kansas State Certificate of Live Birth #115-69-001307

Securities to be registered pursuant to Section 12(g) of the Act:

Name of each exchange on which each class is to be registered

TREASURY BONDS / ADR / FRN TREASURY BONDS / ADR / FRN

SS TRUST ####-##-#### / 449419735 / F47862409

(Title of class)

Kansas State Certificate of Live Birth #115-69-001307

(Title of class)

Indicate by check mark whether the registrant is a large accelerated f ler, an accelerated f ler, a non-accelerated f ler, smaller reporting company, or an emerging growth company. See the defnitions of “large accelerated fler,” “accelerated fler,” “smaller reporting company,”

and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated fler	Accelerated fler
Non-accelerated fler	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised fnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB controlSEC 1396 (11-18) number.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

Furnish the information required by Item 101 of Regulation S-K (§229.101 of this chapter).

Item 1A. Risk Factors.

Set forth, under the caption “Risk Factors,” where appropriate, the risk factors described in Item 503(c) of Regulation S-K (§229.503(c) of this chapter) applicable to the registrant. Provide any discussion of risk factors in plain English in accordance with Rule 421(d) of the Securities Act of 1933 (§230.421(d) of this chapter). Smaller reporting companies are not required to provide the information required by this item.

Item 2. Financial Information.

Furnish the information required by Items 301, 303, and 305 of Regulation S-K (§§229.301, 229.303, and 229.305 of this chapter).

Item 3. Properties.

Furnish the information required by Item 102 of Regulation S-K (§229.102 of this chapter).

Item 4. Security Ownership of Certain Benefcial Owners and Management.

Furnish the information required by Item 403 of Regulation S-K (§229.403 of this chapter).

Item 5. Directors and Executive Offcers.

Furnish the information required by Item 401 of Regulation S-K (§229.401 of this chapter).

Item 6. Executive Compensation.

Furnish the information required by Item 402 of Regulation S-K (§229.402 of this chapter) and paragraph (e)(4) of Item 407 of Regulation S-K (§229.407 of this chapter).

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Furnish the information required by Item 404 of Regulation S-K (§229.404 of this chapter) and Item 407(a) of Regulation S-K (§229.407(a) of this chapter).

Item 8. Legal Proceedings.

Furnish the information required by Item 103 of Regulation S-K (§229.103 of this chapter).

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Furnish the information required by Item 201 of Regulation S-K (§229.201 of this chapter).

Item 10. Recent Sales of Unregistered Securities.

Furnish the information required by item 701 of Regulation S-K (§229.701 of this chapter).

Item 11. Description of Registrant’s Securities to be Registered.

Furnish the information required by Item 202 of Regulation S-K (§229.202 of this chapter). If the class of securities to be registered will trade in the form of American Depositary Receipts, furnish Item 202(f) disclosure for such American Depositary Receipts as well.

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Item 12. Indemnifcation of Directors and Offcers.

Furnish the information required by Item 702 of Regulation S-K (§229.702 of this chapter).

Item 13. Financial Statements and Supplementary Data.

Furnish all fnancial statements required by Regulation S-X and the supplementary fnancial information required by Item 302 of Regulation S-K (§229.302 of this chapter). Smaller reporting companies may provide the f nancial informaton required by Article 8 of Regulation S-X in lieu of the information required by other parts of Regulation S-X.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Furnish the information required by Item 304 of Regulation S-K (§229.304 of this chapter).

Item 15. Financial Statements and Exhibits.

(a)
List separately all fnancial statements fled as part of the registration statement.
(b)
Furnish the exhibits required by Item 601 of Regulation S-K (§229.601 of this chapter).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MATTHEW WAYNE MYERS

(Registrant)

1-20-2019 myers, matthew wayne. principal

Date: By: (Signature)* *Print name and title of the signing offcer under his signature.

GENERAL INSTRUCTIONS

A. Rule as to Use of Form 10.

Form 10 shall be used for registration pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 of classes of securities of issuers for which no other form is prescribed.

B. Application of General Rules and Regulations.

(a)
The General Rules and Regulations under the Act contain certain general requirements which are applicable to registration on any form. These general requirements should be carefully read and observed in the preparation and fling of registration statements on this form.
(b)
Particular attention is directed to Regulation 12B [17 CFR 240.12b-1 - 240.12b-36] which contains general requirements regarding matters such as the kind and size of paper to be used, the legibility of the registration statement, the information to be given whenever the title of securities is required to be stated, and the fling of the registration statement. The defnitions contained in Rule 12b-2 [17 CFR 240.12b-2] should be especially noted.

C. Preparation of Registration Statement.

(a) This form is not to be used as a blank form to be flled in, but only as a guide in the preparation of the registration statement on paper meeting the requirements of Rule 12b-12 [17 CFR 240.12b-12]. The registration statement shall contain the item 3 numbers and captions, but the text of the items may be omitted. The answers to the items shall be prepared in the manner specifed in Rule 12b-13 [17 CFR 240.12b-13].

(b)
Unless otherwise stated, the information required shall be given as of a date reasonably close to the date of fling the registration statement.
(c)
Attention is directed to Rule 12b-20 [17 CFR 240.12b-20] which states: “In addition to the information expressly required to be included in a statement or report, there shall be added such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

D. Signature and Filing of Registration Statement.

Three complete copies of the registration statement, including fnancial statements, exhibits and all other papers and documents fled as a part thereof, and fve additional copies which need not include exhibits, shall be fled with the Commission. At least one complete copy of the registration statement, including fnancial statements, exhibits and all other papers and documents fled as a part thereof, shall be f led with each exchange on which any class of securities is to be registered. At least one complete copy of the registration statement fled with the Commission and one such copy fled with each exchange shall be manually signed. Copies not manually signed shall bear typed or printed signatures.

E. Omission of Information Regarding Foreign Subsidiaries.

Information required by any item or other requirement of this form with respect to any foreign subsidiary may be omitted to the extent that the required disclosure would be detrimental to the registrant. However, fnancial statements, otherwise required, shall not be omitted pursuant to this instruction. Where information is omitted pursuant to this instruction, a statement shall be made that such information has been omitted and the names of the subsidiaries involved shall be separately furnished to the Commission. The Commission may, in its discretion, call for justifcation that the required disclosure would be detrimental.

F. Incorporation by Reference.

Attention is directed to Rule 12b-23 [17 CFR 240.12b-23] which provides for the incorporation by reference of information contained in certain documents in answer or partial answer to any item of a registration statement.

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